 Exhibit 99.1

NEWS FROM                ESCO TECHNOLOGIES

For more information contact:
Kate Lowrey	For media inquiries:
Director, Investor Relations	David P. Garino
ESCO Technologies Inc.	(314) 982-0551
(314) 213-7277

ESCO ANNOUNCES FIRST QUARTER RESULTS

ST. LOUIS, February 3, 2011 – ESCO Technologies Inc. (NYSE: ESE) today reported its operating results for the first quarter ended December 31, 2010.

First Quarter 2011 Highlights

•	Net sales were $160 million, an increase of $47 million, or 42 percent, over Q1 2010 net sales of $113 million;
•	Utility Solutions Group (USG) net sales were $92 million, an increase of $31 million, or 51 percent over Q1 2010, as Aclara net sales increased $28 million, or 76 percent;
•	Filtration net sales increased $11 million, or 46 percent over Q1 2010, with Crissair, acquired on July 31, contributing $6 million;
•	Test net sales increased $5 million, or 19 percent over Q1 2010;
•	EPS was $0.40 per share, up significantly over Q1 2010 EPS of $0.02 per share;
•	Net cash provided by operating activities increased to $19 million, compared to $5 million in Q1 2010.
•
Entered orders were $186 million, an increase of $48 million, or 35 percent, over Q1 2010 entered orders of $138 million, resulting in a book-to-bill ratio of 1.2x and firm order backlog of $387 million at December 31, 2010;

•
Aclara orders were $77 million, including: $30 million of COOP orders; $23 million of international electric orders (includes $20.5 million from CFE in Mexico); $7 million of PG&E gas AMI orders, bringing total PG&E gas project orders to 4.6 million units worth $258 million; and $4 million of water AMI orders for the City of Toronto;

•
Test segment orders were $48 million and included: a $7 million order for an anechoic test chamber in South America that will be used to test telecommunications satellites; and a $5 million order in Turkey for a chamber that will be used to identify electro-magnetic interference for a variety of large motorized vehicles.

Chairman’s Commentary

Vic Richey, Chairman and Chief Executive Officer, commented, “We continue to focus on sales growth and executing our operating plan, and during the first quarter, we again demonstrated our success. I am extremely pleased to announce the best first fiscal quarter operating results in our history.
“First quarter sales increased $47 million over the prior year as all three operating segments showed meaningful growth. The largest increase was in USG and was driven by Aclara’s strong COOP deliveries and higher international sales.
“EBIT increased more than $14 million in the first quarter, reflecting exceptional operating performance across the company, which in turn drove EBIT margins higher in all three segments.
“Coming off our record level of entered orders in fiscal 2010, the $186 million in orders we received in Q1 to start the year in such a strong fashion is quite satisfying. The increase in our backlog was driven by the significant orders received in Test and USG, both domestically and internationally.
“I’m extremely satisfied with our start for fiscal 2011 as we exceeded our internal operating goals. Our Utility Solutions Group continues its solid performance, and our ongoing investments in new products and advanced technologies continue to solidify our market position in the fast-growing Smart Grid area. As I’ve noted before, we are fully committed to expanding our product offering and related solutions and being recognized as a leading provider of next generation technologies for the Smart Grid.”

Business Outlook

Statements contained in the preceding and following paragraphs are based on current expectations. Statements that are not strictly historical are considered forward-looking, and actual results may differ materially.

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on April 20 to stockholders of record on April 6.

Fiscal Year 2011

Consistent with the Outlook communicated in the November 11, 2010, earnings release, Management’s expectations for fiscal year 2011 include the following assumptions and comparisons with fiscal year 2010:
•	Sales are expected to increase approximately 10 to 15 percent, in spite of PG&E’s Gas AMI revenues decreasing approximately $30 million in 2011 as the contract winds down;
•
Incremental investments included in SG&A within the USG segment are expected to be approximately $10 million higher than in 2010. These additional expenditures are related to the development of several new Smart Grid applications, global market expansion initiatives, and pre-deployment costs expected to be incurred in advance of the Southern California Gas Co. (SoCalGas) AMI project;

•	USG EBIT margins are expected to decrease due to the incremental investments noted above. However, Filtration and Test segment EBIT margins are expected to increase;
•	EPS is expected to grow approximately 10 to 15 percent in 2011 in spite of the significant incremental investments being made throughout the USG segment;
•	The 2011 effective tax rate is expected to be approximately 36 percent;
•
Aclara is expected to sign the definitive agreement for the SoCalGas AMI project during fiscal 2011. Only a small amount of SoCalGas revenue is projected during 2011 as the project is expected to ramp up during the second half of the fiscal year; and

•	On a quarterly basis, Management expects 2011 revenues and EPS to be second half weighted, but not as severely as during 2010.

Chairman’s Commentary – 2011

Mr. Richey concluded, “I remain optimistic about our sales and EPS outlook for 2011, as well as our significant growth prospects over the next three years. We have a sizeable amount of specific, identifiable growth opportunities that should manifest themselves into orders and sales over that time frame. The significant amount of remaining 2011 sales expected from current backlog provides reasonable visibility into our near-term sales and profit outlook. On the international growth front, our new business opportunities, including the potential expansion of several current deployments over the next few years, remain very exciting.
    “We expect our long-term growth projections will be led by the largest AMI gas project in North America, supplemented by our international AMI opportunities in Mexico, South America and Asia, and complemented by our expected domestic growth across all three operating segments.
“Our COOP, Gas and Water AMI business opportunities remain very strong, and our market-leading position at Doble should allow us to migrate our domestic success to our targeted international opportunities.
“I remain very optimistic about our current business prospects, including our new product roadmap in USG where we are investing heavily in 2011. I believe this significant investment will pay us back over the next couple of years with meaningful growth opportunities, both domestically and internationally.
“Our commitment remains the same − to achieve our long-term goal of increasing shareholder value.”

Annual Meeting Report

At today’s annual meeting, shareholders elected three members to its Board of Directors to new terms; L.W. Solley, J.D. Woods, and G.E. Muenster. Each of these members was elected to serve until the Company’s 2014 annual meeting.
Also at the annual meeting, shareholders approved (by non-binding vote) the compensation of the Company’s named executive officers as described in the Company’s proxy statement.
In addition, a majority of shares were voted in favor of conducting advisory votes on executive compensation on an annual basis. In accordance with the results of this vote, the Board of Directors determined to implement an annual advisory vote on executive compensation.
Shareholders also ratified the appointment, by the Audit and Finance Committee of the Board, of KPMG LLP as the company’s independent registered public accounting firm for the 2011 fiscal year.

Conference Call

The Company will host a conference call today, February 3, at 4 p.m. Central Time, to discuss the Company’s first quarter fiscal 2011 operating results. A live audio webcast will be available on the Company’s web site at www.escotechnologies.com. Please access the web site at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available for seven days on the Company’s web site noted above or by phone (dial 1-888-203-1112 and enter the pass code 4089992).

Forward-Looking Statements

Statements in this press release regarding the amount and timing of the Company’s expected 2011 and beyond revenues, EBIT margins, EPS, sales, incremental investments, pre-deployment costs, the Company’s 2011 effective tax rate, the likelihood, timing and revenue associated with the anticipated SoCalGas AMI contract, growth opportunities in the future, success in capturing international and domestic AMI opportunities, development and success of new products and technologies, the long-term success of the Company, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including, but not limited to: the risk factors described in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010; the success of negotiations between SoCalGas and the Company; changes in requirements of SoCalGas; SoCalGas’ ability to successfully negotiate appropriate terms and conditions with other subcontractors and project participants; financial constraints impacting SoCalGas; the receipt of necessary regulatory approvals pertaining to the SoCalGas project; the success of the Company’s competitors; changes in Federal or State energy laws; the Company’s successful performance of its AMI contracts; site readiness issues with Test segment customers; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; the performance of the Company’s international operations; material changes in the costs and availability of certain raw materials including steel and copper; worldwide availability of electronic components; delivery delays or defaults by customers; termination for convenience of customer contracts; timing and magnitude of future contract awards; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; changes in laws and regulations including but not limited to changes in accounting standards and taxation requirements; costs relating to environmental matters; uncertainty of disputes in litigation or arbitration; and the Company’s successful execution of internal operating plans.
ESCO, headquartered in St. Louis, is a proven supplier of special purpose utility solutions for electric, gas, and water utilities, including hardware and software to support advanced metering applications and fully automated intelligent instrumentation. In addition, the Company provides engineered filtration products to the aviation, space, and process markets worldwide and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company’s web site at www.escotechnologies.com.

- tables attached -

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (Unaudited) (Dollars in thousands, except per share amounts)

	Three Months Ended December 31, 2010	Three Months Ended December 31, 2009

Net Sales	$159,936	112,705
Cost and Expenses:
Cost of sales	97,483	67,436
Selling, general and administrative expenses	43,645	39,208
Amortization of intangible assets	2,853	2,884
Interest expense	774	1,482
Other (income) expenses, net	(618)	1,023
Total costs and expenses	144,137	112,033

Earnings before income taxes	15,799	672
Income taxes	4,986	236

Net earnings	$10,813	436

Earnings per share:
Basic
Net earnings	$0.41	0.02

Diluted
Net earnings	$0.40	0.02

Average common shares O/S:
Basic	26,540	26,423
Diluted	26,816	26,709

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Business Segment Information (Unaudited) (Dollars in thousands)

	Three Months Ended December 31,
	2010		2009

Net Sales
Utility Solutions Group	$92,189		61,224
Test	32,004		26,986
Filtration	35,743		24,495
Totals	$159,936		112,705

EBIT
Utility Solutions Group	$15,355		4,570
Test	1,909		700
Filtration	5,475		2,358
Corporate	(6,166)	(1)	(5,474)	(2)
Consolidated EBIT	16,573		2,154
Less: Interest expense	(774)		(1,482)
Earnings before income taxes	$15,799		672

Note:Depreciation and amortization expense was $5.5 million and $5.6 million for the quarters ended December 31, 2010 and 2009, respectively.

(1) Includes $1.1 million of amortization of acquired intangible assets.
(2) Includes $1.2 million of amortization of acquired intangible assets.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (Unaudited) (Dollars in thousands)

	December 31, 2010	September 30, 2010

Assets
Cash and cash equivalents	$29,848	26,508
Accounts receivable, net	131,664	141,098
Costs and estimated earnings on long-term contracts	8,070	12,743
Inventories	88,382	83,034
Current portion of deferred tax assets	15,655	15,809
Other current assets	12,482	17,169
Total current assets	286,101	296,361

Property, plant and equipment, net	72,457	72,563
Goodwill	355,717	355,656
Intangible assets, net	229,402	229,736
Other assets	18,943	19,975
	$962,620	974,291

Liabilities and Shareholders’ Equity
Short-term borrowings and current maturities of long-term debt	$51,533	50,000
Accounts payable	39,406	59,088
Current portion of deferred revenue	26,758	21,907
Other current liabilities	60,637	55,985
Total current liabilities	178,334	186,980
Deferred tax liabilities	79,900	79,388
Other liabilities	45,280	47,941
Long-term debt	94,000	104,000
Shareholders’ equity	565,106	555,982
	$962,620	974,291

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (Dollars in thousands)

Three Months Ended December 31, 2010
Cash flows from operating activities:
Net earnings	$10,813
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	5,537
Stock compensation expense	1,232
Changes in current assets and liabilities	(1,262)
Effect of deferred taxes	666
Change in deferred revenue and costs, net	4,427
Pension contributions	(3,400)
Other	1,127
Net cash provided by operating activities	19,140

Cash flows from investing activities:
Additions to capitalized software	(2,668)
Capital expenditures	(2,661)
Net cash used by investing activities	(5,329)

Cash flows from financing activities:
Proceeds from long-term debt	9,533
Principal payments on long-term debt	(18,000)
Dividends paid	(2,122)
Other	462
Net cash used by financing activities	(10,127)

Effect of exchange rate changes on cash and cash equivalents	(344)

Net increase in cash and cash equivalents	3,340
Cash and cash equivalents, beginning of period	26,508
Cash and cash equivalents, end of period	$29,848

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Other Selected Financial Data (Unaudited) (Dollars in thousands)

Backlog And Entered Orders – Q1 FY 2011	Utility Solutions	Test	Filtration	Total
Beginning Backlog – 10/1/10	$153,478	74,333	132,835	360,646
Entered Orders	101,987	48,388	35,435	185,810
Sales	(92,189)	(32,004)	(35,743)	(159,936)
Ending Backlog – 12/31/10	$163,276	90,717	132,527	386,520

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